UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Everpure, Inc.
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June 2, 2026
Dear Fellow Stockholders,
The Board of Directors of Everpure, Inc. is writing to inform you that Scott Dietzen has stepped down from the Board’s Nominating and Corporate Governance Committee.
Over the past year, we reached out to stockholders representing approximately 63%1 of our outstanding shares. We met with stockholders representing approximately 48% of our outstanding shares, which represents all stockholders who accepted our request to engage. We received feedback that support for Scott’s election at last year’s annual stockholder meeting was negatively impacted by his role on the Nominating and Corporate Governance Committee due to his prior service as CEO of Everpure. We have carefully considered the perspectives shared with us by our stockholders and believe that strong corporate governance includes listening to our stockholders and responding thoughtfully to their feedback. This change reflects that commitment.
Scott has made, and continues to make, important contributions to Everpure through his board service and deep knowledge of the company, its industry and its long-term strategy. We are grateful for his continued service on the Board and for his willingness to support this step in the interest of continued constructive engagement with our stockholders.
The Board remains committed to effective, independent oversight and to the continuous evaluation of our governance practices in support of the long-term interests of Everpure and its stockholders.
Thank you for your continued support of Everpure. We encourage you to vote “FOR” the reelection of Everpure’s directors.
Sincerely,
The Board of Directors
Everpure, Inc.

1 Based on available information, as of June 30, 2025.